Exhibit 99.1

Investor Contact:	Media Contact:
Amanda Bryant, 312.780.5539	Stephanie Lerdall, 312.780.5399
amanda.bryant@hyatt.com	stephanie.lerdall@hyatt.com

HYATT REPORTS FIRST QUARTER 2018 RESULTS
Raises Full-Year Outlook for RevPAR Growth, Rooms Growth and Shareholder Returns

CHICAGO (May 2, 2018) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported first quarter 2018 financial results. Net income attributable to Hyatt was $411 million, or $3.40 per diluted share, in the first quarter of 2018, compared to $55 million, or $0.42 per diluted share, in the first quarter of 2017. Adjusted net income attributable to Hyatt was $40 million, or $0.33 per diluted share, in the first quarter of 2018, compared to $89 million, or $0.68 per diluted share, in the first quarter of 2017. Refer to the table on page 4 of the schedules for a summary of special items impacting Adjusted net income and Adjusted earnings per share in the three months ended March 31, 2018.

The Company's results reflect the adoption of Accounting Standards Update (ASU 2014-09), Revenue from Contracts with Customers (Topic 606) on a full retrospective basis. As such, prior period results have been adjusted to reflect the adoption of ASU 2014-09.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, "We had a strong start to the year, highlighted by better-than-expected lodging fundamentals and a $1.0 billion sale of three hotel properties. The sale transaction clearly demonstrates the high quality of Hyatt’s asset base as well as our commitment to unlock shareholder value.”

First quarter of 2018 financial highlights as compared to the first quarter of 2017 are as follows:

•	Net income increased 643.6% to $411 million, aided by gains on sales of real estate.

•	Adjusted EBITDA decreased 7.3% to $202 million, down 8.4% in constant currency.

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Comparable systemwide RevPAR increased 4.3%, including an increase of 1.6% at comparable owned and leased hotels. Excluding the impact of Easter holiday timing, comparable systemwide RevPAR increased 4.6% and comparable owned and leased RevPAR increased 2.0%.

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Comparable U.S. hotel RevPAR increased 2.7%; full service and select service hotel RevPAR increased 2.7% and 2.8%, respectively. Excluding the impact of Easter holiday timing, comparable U.S. hotel RevPAR increased 3.1%; full service and select service hotel RevPAR increased 3.3% and 2.8%, respectively.

•	Net rooms growth was 7.2%.

•	Comparable owned and leased hotel operating margin increased 80 basis points to 24.3%.

•	Adjusted EBITDA margin decreased 30 basis points to 30.7%, in constant currency.

Mr. Hoplamazian continued, "We remain cautiously optimistic for the balance of 2018 based on our underlying business trends and encouraging group booking patterns. We expect growth in both

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 8 and non-GAAP reconciliations included in the schedules.

systemwide RevPAR and hotel rooms to sustain upward momentum in our management and franchise fees as we evolve to an asset-lighter business model.”

First quarter of 2018 financial results as compared to the first quarter of 2017 are as follows:

Management, Franchise and Other Fees
Management, franchise and other fee revenue increased 15.7% (13.9% in constant currency) to $132 million, driven by new hotels and improved performance at existing hotels. Base management fees increased 12.2% to $53 million and incentive management fees increased 13.5% to $34 million. Franchise fees increased 9.9% to $28 million. Other fee revenues increased 49.0% to $17 million, including an $8 million legal settlement in relation to a franchise agreement termination for an unopened property.

Americas Management and Franchising Segment
Americas management and franchising segment Adjusted EBITDA increased 14.6% (14.3% in constant currency). RevPAR for comparable Americas full service hotels increased 3.1%; occupancy increased 170 basis points and ADR increased 0.8%. RevPAR for comparable Americas select service hotels increased 3.6%; occupancy increased 150 basis points and ADR increased 1.5%. Revenue from management, franchise and other fees increased 9.5% (9.2% in constant currency).
Transient rooms revenue at comparable U.S. full service hotels increased 4.4%; room nights increased 1.7% and ADR increased 2.7%. Group rooms revenue at comparable U.S. full service hotels decreased 1.4%; room nights decreased 0.6% and ADR decreased 0.8%. Group demand was negatively impacted by the timing of the Easter holiday.
Americas net rooms increased 5.5% compared to the first quarter of 2017.

Southeast Asia, Greater China, Australia, South Korea, Japan and Micronesia (ASPAC) Management and Franchising Segment
ASPAC management and franchising segment Adjusted EBITDA increased 23.4% (16.1% in constant currency). RevPAR for comparable ASPAC full service hotels increased 6.7%, led by strong RevPAR growth in Greater China. Occupancy increased 350 basis points and ADR increased 1.5%. Revenue from management, franchise and other fees increased 20.1% (14.6% in constant currency).
ASPAC net rooms increased 11.3% compared to the first quarter of 2017.

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management and Franchising Segment
EAME/SW Asia management and franchising segment Adjusted EBITDA increased 25.9% (19.8% in constant currency). RevPAR for comparable EAME/SW Asia full service hotels increased 7.0%, driven by growth across the region with particular strength in Turkey, France and India. Occupancy increased 380 basis points and ADR increased 1.0%. Revenue from management, franchise and other fees increased 18.3% (12.8% in constant currency).
EAME/SW Asia net rooms increased 10.9% compared to the first quarter of 2017.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 8 and non-GAAP reconciliations included in the schedules.

Owned and Leased Hotels Segment
Total owned and leased hotels segment Adjusted EBITDA decreased 20.7% (21.3% in constant currency) including a 60.1% decrease in pro rata share of unconsolidated hospitality ventures Adjusted EBITDA, reflecting the Playa Hotels & Resorts transaction with Pace Holdings Corporation in the first quarter of 2017. The decrease in segment Adjusted EBITDA was driven by transaction activity. Refer to the table on page 16 of the schedules for a detailed list of portfolio changes and the year-over-year net impact to total owned and leased hotels segment Adjusted EBITDA.
Owned and leased hotels segment revenues decreased 11.9% (13.3% in constant currency). RevPAR for comparable owned and leased hotels increased 1.6%. Occupancy increased 50 basis points and ADR increased 0.9%.

Corporate and Other
Corporate and other Adjusted EBITDA decreased 3.3% (3.0% in constant currency).
Corporate and other revenues increased 52.6% (consistent in constant currency), primarily driven by wellness business acquisitions (Miraval and Exhale Enterprises, Inc. ("exhale")).

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses decreased 3.0%, inclusive of rabbi trust impact and stock- based compensation. Adjusted selling, general, and administrative expenses increased 6.0%, primarily driven by payroll and related expenses, including severance charges and the acquisition of exhale. Refer to the table on page 9 of the schedules for a reconciliation of selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses.

OPENINGS AND FUTURE EXPANSION
Nine hotels (or 1,896 rooms) were added in the first quarter of 2018. The Company's net rooms increased 7.2%, compared to the first quarter of 2017. The Company is on pace to add approximately 60 hotels in the 2018 fiscal year.
As of March 31, 2018, the Company had executed management or franchise contracts for approximately 340 hotels (or approximately 73,000 rooms), compared to the expectation for approximately 330 hotels and 70,000 rooms as of December 31, 2017. This represents development pipeline growth of approximately 10%, compared to the first quarter of 2017.

SHARE REPURCHASE
During the first quarter of 2018, the Company repurchased $95 million of shares, consisting of 1,209,987 shares of Class A common stock, including 244,260 shares, or $20 million of shares delivered in the settlement of a November 2017 accelerated share repurchase program. There were no Class B shares repurchased in the quarter. The Company ended the first quarter with 47,515,803 Class A and 70,496,643 Class B shares issued and outstanding.
From April 1 through April 27, 2018, the Company repurchased 1,070,144 shares of Class A common stock for an aggregate purchase price of $82 million. As of April 27, 2018, the Company had approximately $706 million remaining under its share repurchase authorization.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 8 and non-GAAP reconciliations included in the schedules.

CAPITAL STRATEGY UPDATE
During the first quarter, the Company completed the following transaction:

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On March 29, 2018, sold the Andaz Maui at Wailea Resort (301 rooms), the Grand Hyatt San Francisco (668 rooms), and the Hyatt Regency Coconut Point Resort and Spa (454 rooms) for pre-tax net proceeds of approximately $992 million in a portfolio sale to Host Hotels & Resorts, Inc. The hotels continue to be Hyatt-branded under long-term management agreements.

The Company remains on track to successfully execute plans to sell approximately $1.5 billion of real estate by the end of 2020 as part of its capital strategy. Two of the three properties in the portfolio transaction, the Andaz Maui at Wailea Resort and the Grand Hyatt San Francisco, reflect a combined attributed sale value of approximately $800 million and form part of the $1.5 billion permanent sell-down program. To date, the Company has sold approximately $1.1 billion of real estate under the program.

BALANCE SHEET / OTHER ITEMS
As of March 31, 2018, the Company reported the following:

•	Total debt of $1,450 million.

•	Pro rata share of unconsolidated hospitality venture debt of $564 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.

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Cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of $1,160 million, short-term restricted cash of $450 million and short-term investments of $54 million.

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Undrawn borrowing availability of $1.5 billion under Hyatt's revolving credit facility. In the quarter, the Company refinanced the $1.5 billion senior unsecured revolving credit facility with a syndicate of lenders, extending the maturity of the facility to January 2023.

2018 OUTLOOK
The Company's current outlook incorporates the adoption of new accounting standards which is expected to result in an approximate $32 million reduction in 2018 fiscal year Adjusted EBITDA, compared to the initial outlook provided on February 14, 2018, which was based on historical accounting principles generally accepted in the U.S. (GAAP). Consistent with prior disclosures, the vast majority of the Adjusted EBITDA reduction is attributable to the accounting for deferred gains. Also reflected in the revised outlook is the March 2018 portfolio sale to Host Hotels & Resorts, Inc. which reduced estimated 2018 fiscal year Adjusted EBITDA by approximately $40 million.

The Company is revising the following information for the 2018 fiscal year:

•	Net income is expected to be approximately $495 million to $553 million, compared to previous expectation of $176 million to $215 million.

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Adjusted EBITDA is expected to be approximately $765 million to $785 million, compared to previous expectation of approximately $805 million to $825 million. These estimates also include a favorable impact from foreign currency of approximately $5 million (low end of forecast) to $10 million (high end of forecast), compared to previous expectation of $0 (low end of the forecast) to $5 million (high end of the forecast). Refer to the table on page 3 of the schedules for a reconciliation of Net Income Forecast to Adjusted EBITDA Forecast.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 8 and non-GAAP reconciliations included in the schedules.

•	Comparable systemwide RevPAR is expected to increase approximately 2.0% to 3.5% compared to previous expectation of 1.0% to 3.0%.

•	Depreciation and amortization expense is expected to be approximately $320 million to $324 million, compared to previous expectation of $367 million to $371 million.

•	Interest expense is expected to be approximately $76 million, compared to previous expectation of $75 million to $76 million.

•	The effective tax rate is expected to be approximately 27% to 29%, compared to previous expectation of 27% to 31%.

•	The Company expects to grow net rooms by approximately 6.5% to 7.0%, compared to previous expectation of approximately 6.0% to 6.5%. The number of hotel openings remains at approximately 60.

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Capital expenditures are expected to be approximately $375 million, compared to previous expectation of approximately $350 million. The increase is largely attributable to investments funded by cash proceeds from the 2017 sale of Avendra LLC.

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The Company expects to return at least $700 million to shareholders, compared to a previous expectation of at least $500 million, through a combination of cash dividends on its common stock and share repurchases.

The Company is reaffirming the following information for the 2018 fiscal year:

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Adjusted selling, general, and administrative expenses are expected to be approximately $300 million, consistent with previous guidance. This excludes approximately $34 million to $35 million of stock-based compensation expense, which reflects a $1 million decrease from previous guidance, and any potential expenses related to benefit programs funded through rabbi trusts.

•	Other income (loss), net is expected to be negatively impacted by approximately $65 million to $75 million related to performance guarantee expense for the four managed hotels in France.

No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the outlook. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.

ADOPTION OF NEW REVENUE RECOGNITION ACCOUNTING STANDARDS
The most meaningful impacts of the adoption of ASU 2014-09 are as follows:

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Gains on the sales of real estate are generally recognized when control of the property transfers to the buyer. Previously, gains on properties sold subject to a management agreement were deferred and amortized in management, franchise, and other fees revenue over the life of the contract. This change results in a reduction in fees revenue on the condensed consolidated statements of income and a reduction in Adjusted EBITDA. However, in periods in which we dispose of a property, we expect to recognize the gain upon sale, which would increase net income in the period.

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The amortization of management and franchise agreement assets constituting payments to customers (Contra Revenue) is recognized as a reduction to management, franchise and other fees revenue over the expected customer life. Previously, the amortization of such payments was

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 8 and non-GAAP reconciliations included in the schedules.

recognized within depreciation and amortization expense. This change results in an equal and offsetting reduction to both revenues and depreciation and amortization expense, such that there is no impact to net income.
Other areas impacted by the adoption of ASU 2014-09 include:

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Incentive management fees are recognized to the extent that it is probable that a significant reversal will not occur in a future period, as opposed to recognizing amounts that would be due if the management contract was terminated at the end of the reporting period.

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Revenue related to our loyalty program, primarily recognized in revenues for the reimbursement of costs incurred on behalf of managed and franchised properties on our condensed consolidated statements of income, is recognized upon point redemption, net of any redemption expense paid to third parties.

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For systemwide services recognized under a fund model, the revenues for the reimbursement of costs incurred on behalf of managed and franchised properties on our condensed consolidated statements of income, are recognized over time as the services are provided, as opposed to when we incur the related expenses.

We do not anticipate the changes for incentive management fees will affect the Company’s net income for any full-year period. Please refer to the discussion of these changes in our most recent 10-K and 10-Q filings.

ADJUSTED EBITDA DEFINITION REVISION
Effective January 1, 2018, we made two modifications to our definition of Adjusted EBITDA with the implementation of ASU 2014-09. Our definition has been updated to exclude Contra Revenue which was previously recognized as amortization expense. As this is strictly a matter of financial presentation, we have excluded Contra Revenue in order to be consistent with our prior treatment and to reflect the way in which we manage our business. We have also excluded revenues for the reimbursement of costs incurred on behalf of managed and franchised properties and costs incurred on behalf of managed and franchised properties. These revenues and costs previously netted to zero within Adjusted EBITDA. Under ASU 2014-09, the recognition of certain revenue differs from the recognition of related costs, creating timing differences that would otherwise impact Adjusted EBITDA. We have not changed our management of these revenues or expenses, nor do we consider these timing differences to be reflective of our core operations. These changes reflect how our management evaluates each segment’s performance and also facilitate comparison with our competitors. We have applied this change to 2017 historical results to allow for comparability between the periods presented.

Please refer to page 8 of the release for definitions of non-GAAP financial measures, and pages 2 and 3 of the schedules for a reconciliation of Net income to Adjusted EBITDA and Net Income Forecast to Adjusted EBITDA Forecast.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 8 and non-GAAP reconciliations included in the schedules.

CONFERENCE CALL INFORMATION
The Company will hold an investor conference call tomorrow, May 3, 2018, at 10:30 a.m. CT. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at investors.hyatt.com, or by dialing 647.689.4468 or 833.238.7946, passcode #2293144, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 1:30 p.m. CT on May 3, 2018 through May 4, 2018 at midnight by dialing 416.621.4642, passcode #2293144. Additionally, an archive of the webcast will be available on the Company’s website for 90 days.

AVAILABILITY OF INFORMATION ON HYATT'S WEBSITE
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Hyatt Investor Relations website. While not all of the information that the Company posts to the Hyatt Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on hyatt.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Sign up for Email Alerts" in the "Investor Resources" section of Hyatt's website at investors.hyatt.com.

DEFINITIONS
Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (Adjusted EBITDA) and EBITDA
We use the terms Adjusted EBITDA and EBITDA throughout this earnings release. Adjusted EBITDA and EBITDA, as the Company defines them, are non-GAAP measures. We define consolidated Adjusted EBITDA as net income attributable to Hyatt Hotels Corporation plus its pro rata share of unconsolidated hospitality ventures Adjusted EBITDA based on its ownership percentage of each venture, adjusted to exclude the following items:

•	interest expense;

•	provision for income taxes;

•	depreciation and amortization;

•	amortization of management and franchise agreement assets constituting payments to customers (Contra Revenue);

•	revenues for the reimbursement of costs incurred on behalf of managed and franchised properties;

•	costs incurred on behalf of managed and franchised properties;

•	equity earnings (losses) from unconsolidated hospitality ventures;

•	stock-based compensation expense;

•	gains (losses) on sales of real estate;

•	asset impairments; and

•	other income (loss), net

Effective January 1, 2018, we made two modifications to our definition of Adjusted EBITDA with the implementation of ASU 2014-09. Our definition has been updated to exclude Contra Revenue which was previously recognized as amortization expense. As this is strictly a matter of financial presentation, we have excluded Contra Revenue in order to be consistent with our prior treatment and to reflect the way in which we manage our business. We have also excluded revenues for the reimbursement of costs incurred on behalf of managed and franchised properties and costs incurred on behalf of managed and franchised properties. These revenues and costs previously netted to zero within Adjusted EBITDA. Under ASU 2014-09, the recognition of certain revenue differs from the recognition of related costs, creating timing differences that would otherwise impact Adjusted EBITDA. We have not changed our management of these revenues or expenses, nor do we consider these timing differences to be reflective of our core operations. These changes reflect how our management evaluates each segment’s performance and also facilitate comparison with our competitors. We have applied this change to 2017 historical results to allow for comparability between the periods presented.

We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to corporate and other Adjusted EBITDA. Our board of directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our president and chief executive officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA or some combination of both. We believe Adjusted EBITDA is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance and making compensation decisions.

Adjusted EBITDA and EBITDA are not substitutes for net income attributable to Hyatt Hotels Corporation, net income, or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA and EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted EBITDA supplementally.

Adjusted EBITDA Margin
We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues excluding Contra Revenue and revenues for the reimbursement of costs incurred on behalf of managed and franchised properties. We believe Adjusted EBITDA margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Adjusted Net Income
Adjusted net income, as we define it, is a non-GAAP measure. We define Adjusted net income as net income attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We consider Adjusted net income to be an indicator of operating performance because excluding special items allows for period-over-period comparisons of our ongoing operations.

Adjusted net income is not a substitute for net income attributable to Hyatt Hotels Corporation, net income, or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted net income. Although we believe that Adjusted net income can make an evaluation of our operating performance more consistent because it removes special items that are deemed not to be reflective of ongoing operations, other companies in our industry may define Adjusted net income differently than we do. As a result, it may be difficult to use Adjusted net income or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted net income should not be considered as a measure of the income generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted net income supplementally.

Adjusted Selling, General, and Administrative (SG&A) Expenses
Adjusted SG&A expenses, as we define it, is a non-GAAP measure. Adjusted SG&A expenses exclude the impact of expenses related to deferred compensation plans funded through rabbi trusts and stock-based compensation expense. Adjusted SG&A expenses assist us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.

Comparable Owned and Leased Hotels Operating Margin
We define comparable owned and leased hotels operating margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our condensed consolidated statements of income. Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our condensed consolidated statements of income. We believe comparable owned and leased hotels operating margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Comparable Hotels
"Comparable systemwide hotels" represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable systemwide hotels to specifically refer to comparable systemwide Americas full service or select service hotels for those properties that we manage or franchise within the Americas management and franchising segment, comparable systemwide ASPAC full service or select service hotels for those properties that we manage or franchise within the ASPAC management and franchising segment, or comparable systemwide EAME/SW Asia full service or select service hotels for those properties that we manage or franchise within the EAME/SW Asia management and franchising segment. "Comparable owned and leased hotels" represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable systemwide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in our industry. "Non-comparable systemwide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.

Constant Dollar Currency
We report the results of our operations both on an as reported basis, as well as on a constant dollar basis. Constant dollar currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate constant dollar currency by restating prior-period local currency financial results at the current period’s exchange rates. These adjusted amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.

Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate (ADR) and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, telephone and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry. RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as there is no substantial effect on variable costs.

Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel's available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, outlook, occupancy, ADR and growth trends, market share, the number of properties we expect to open in the future, the amount by which the Company intends to reduce its real estate asset base and the anticipated timeframe for such asset dispositions, our expected adjusted SG&A expense, our estimated comparable systemwide RevPAR growth, our estimated Adjusted EBITDA growth, maintenance and enhancement to existing properties capital expenditures, investments in new properties capital expenditures, depreciation and amortization expense and interest expense estimates, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural, or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, wildfires, oil spills, nuclear incidents, and global outbreaks of pandemics or contagious diseases or fear of such outbreaks; our ability to successfully achieve certain levels of operating profits at hotels that have performance guarantees in favor of our third-party owners; the impact of hotel renovations and redevelopments; risks associated with our capital allocation plans and common stock repurchase program and other forms of shareholder capital return, including the risk that our common stock repurchase program could increase volatility and fail to enhance shareholder value; our intention to pay a quarterly cash dividend and the amount thereof, if any; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers, including the entry of new competitors in the lodging business; relationships with colleagues and labor unions and changes in labor laws; financial condition of, and our relationships with, third-party property owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees or development partners to access capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); our ability to successfully execute on our strategy to reduces our real estate asset base within targeted timeframes and at expected values; declines in the value of our real estate assets; unforeseen terminations of our management or franchise agreements; changes in federal, state, local, or foreign tax law; the impact of changes in the tax code as a result of recent U.S. federal income tax reform and uncertainty as to how some of those changes may be applied; increases in interest rates and operating costs; foreign exchange rate fluctuations or currency restructurings; lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, including as a result of industry consolidation, and the markets where we operate; our ability to successfully grow the World of Hyatt loyalty platform and the level of acceptance of the program by our guests; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; violations of regulations or laws related to our franchising business; and other risks discussed in the Company's filings with the SEC, including our annual report on Form 10-K, which filings are available from the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a portfolio of 14 premier brands. As of March 31, 2018, the Company's portfolio included more than 700 properties in more than 50 countries across six continents. The Company's purpose to care for people so they can be their best informs its business decisions and growth strategy and is intended to attract and retain top colleagues, build relationships with guests and create value for shareholders. The Company's subsidiaries develop, own, operate, manage, franchise, license or provide services to hotels, resorts, branded residences, vacation ownership properties, and fitness and spa locations, including under the Park Hyatt®, Miraval®, Grand Hyatt®, Hyatt Regency®, Hyatt®, Andaz®, Hyatt Centric®, The Unbound Collection by Hyatt®, Hyatt Place®, Hyatt House®, Hyatt Ziva™, Hyatt Zilara™, Hyatt Residence Club® and exhale® brand names. For more information, please visit www.hyatt.com.

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Condensed Consolidated Statements of Income
2.	Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA
3.	Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA Forecast
4.
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended March 31, 2018 and March 31, 2017

5.	Segment Financial Summary
6.	Hotel Chain Statistics - Comparable Locations
7.	Hotel Brand Statistics - Comparable Locations
8.	Fee Summary
9.	Reconciliation of Non-GAAP Measure: SG&A Expenses to Adjusted SG&A Expenses
10.	Reconciliation of Non-GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
11.	Net Gains and Interest Income from Marketable Securities Held to Fund Rabbi Trusts
12.	Capital Expenditures Summary
13. - 14.	Properties and Rooms by Geography
15.	Properties and Rooms by Brand
16.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA - For the Three Months Ended March 31, 2018

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income
For the Three Months Ended March 31, 2018 and March 31, 2017
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2018	2017
REVENUES:
Owned and leased hotels	$515	$569
Management, franchise, and other fees	132	114
Amortization of management and franchise agreement assets constituting payments to customers	(5)	(4)
Net management, franchise, and other fees	127	110
Other revenues	11	17
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	456	430
Total revenues	1,109	1,126
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	384	424
Depreciation and amortization	83	87
Other direct costs	8	16
Selling, general, and administrative	95	99
Costs incurred on behalf of managed and franchised properties	460	445
Direct and selling, general, and administrative expenses	1,030	1,071
Net gains and interest income from marketable securities held to fund rabbi trusts	3	15
Equity losses from unconsolidated hospitality ventures	(13)	(3)
Interest expense	(19)	(21)
Gains on sales of real estate	529	—
Other income (loss), net	(18)	43
INCOME BEFORE INCOME TAXES	561	89
PROVISION FOR INCOME TAXES	(150)	(34)
NET INCOME	411	55
NET INCOME AND ACCRETION ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—
NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$411	$55

EARNINGS PER SHARE - Basic
Net income	$3.47	$0.43
Net income attributable to Hyatt Hotels Corporation	$3.47	$0.43
EARNINGS PER SHARE - Diluted
Net income	$3.40	$0.42
Net income attributable to Hyatt Hotels Corporation	$3.40	$0.42
CASH DIVIDENDS DECLARED PER SHARE	$0.15	$—

Basic share counts	118.7	129.7
Diluted share counts	120.8	131.0

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA
For the Three Months Ended March 31, 2018 and March 31, 2017
(in millions)

	Three Months Ended March 31,
	2018	2017	Change ($)	Change (%)
Net income attributable to Hyatt Hotels Corporation	$411	$55	$356	643.6%
Interest expense	19	21	(2)	(7.4)%
Provision for income taxes	150	34	116	341.8%
Depreciation and amortization	83	87	(4)	(4.4)%
EBITDA	663	197	466	237.7%
Contra revenue	5	4	1	18.5%
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(456)	(430)	(26)	(6.0)%
Costs incurred on behalf of managed and franchised properties	460	445	15	3.2%
Equity losses from unconsolidated hospitality ventures	13	3	10	360.9%
Stock-based compensation expense	18	16	2	12.7%
Gains on sales of real estate	(529)	—	(529)	NM
Other (income) loss, net	18	(43)	61	142.4%
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	10	26	(16)	(60.1)%
Adjusted EBITDA	$202	$218	$(16)	(7.3)%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA Forecast
For the Year Ended December 31, 2018

No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the forecast. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.
(in millions)

	2018 Forecast Range
	Low Case	High Case
Net income attributable to Hyatt Hotels Corporation	$495	$553
Interest expense	76	76
Provision for income taxes	202	205
Depreciation and amortization	324	320
EBITDA	1,097	1,154
Contra revenue	21	21
Costs incurred on behalf of managed and franchised properties, net of revenues for the reimbursement of costs	48	28
Equity losses from unconsolidated hospitality ventures	12	8
Stock-based compensation expense	35	34
Gains on sales of real estate	(529)	(529)
Other (income) loss, net	19	3
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	62	66
Adjusted EBITDA	$765	$785

Adjusted EBITDA (as adjusted for ASU 2014-09) growth, compared to prior year	(3)%	(1)%
Favorable impact of foreign exchange	$5	$10
Adjusted EBITDA (as adjusted for ASU 2014-09 in constant currency) growth, compared to prior year	(4)%	(2)%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended March 31, 2018 and March 31, 2017
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Three Months Ended March 31,
		2018	2017
Net income attributable to Hyatt Hotels Corporation		$411	$55
Earnings per diluted share		$3.40	$0.42
Special items
Unrealized losses (gains) (a)	Other income (loss), net	12	(1)
Realized losses (b)	Other income (loss), net	1	41
Fund deficits (c)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	—	12
Utilization of Avendra proceeds (d)	Costs incurred on behalf of managed and franchised properties; depreciation expense	3	—
Gains on sales of real estate (e)	Gains on sales of real estate	(529)	—
Unconsolidated hospitality ventures gains (f)	Equity losses from unconsolidated hospitality ventures	(10)	(2)
Unconsolidated hospitality ventures impairments (g)	Equity losses from unconsolidated hospitality ventures	16	—
Other	Other income (loss), net	(3)	2
Special items - pre-tax		(510)	52
Income tax benefit (provision) for special items	Provision for income taxes	139	(18)
Total special items - after-tax		(371)	34
Special items impact per diluted share		$(3.07)	$0.26
Adjusted net income attributable to Hyatt Hotels Corporation		$40	$89
Earnings per diluted share, adjusted for special items		$0.33	$0.68

(a) Unrealized losses (gains) - During the three months ended March 31, 2018 (Q1 2018), we recognized unrealized losses due to the change in fair value of our marketable securities, including our available for sale (AFS) equity securities due to the adoption of the Accounting Standards Update No. 2016-01 Financial Instruments. During the three months ended March 31, 2017 (Q1 2017), we recognized unrealized gains on marketable securities, excluding AFS equity securities.
(b) Realized losses - During both Q1 2018 and Q1 2017, we recorded a realized loss of $1 million on the sale of marketable securities. During Q1 2017, Playa redeemed our preferred shares plus accrued and unpaid paid in kind dividends thereon for a full redemption of $290 million, resulting in $40 million of realized losses, which were the result of the difference between the fair value of the initial investment and the contractual redemption price.
(c) Fund deficits - During Q1 2018 and Q1 2017, we recognized an immaterial and a $12 million net deficit, respectively, on certain funds due to the timing of revenue and expense recognition that we expect will reverse in future periods.
(d) Utilization of Avendra proceeds - During Q1 2018, we recognized $3 million of expense related to the partial utilization of Avendra sale proceeds for the benefit of our hotels. The gain recognized in conjunction with the sale of Avendra was included as a special item during the year ended December 31, 2017.
(e) Gains on sales of real estate - During Q1 2018, we recognized a $529 million gain on the portfolio sale of Andaz Maui at Wailea, Grand Hyatt San Francisco, and Hyatt Regency Coconut Point.
(f) Unconsolidated hospitality ventures gains - During Q1 2018, we recognized a gain of $8 million in connection with the sale of our interest in an unconsolidated hospitality venture and a gain of $2 million related to a final distribution in connection with the sale of Avendra LLC in 2017. During Q1 2017, we recognized a gain of $2 million in connection with the sale of a Hyatt Place hotel by an unconsolidated hospitality venture.
(g) Unconsolidated hospitality ventures impairments - During Q1 2018, we recognized $16 million of impairment charges.

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended March 31,
	2018	2017	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)

Owned and leased hotels total revenues	$507	$575	$(68)	(11.9)%	$(77)	(13.3)%
Americas management and franchising	98	90	8	9.5%	8	9.2%
ASPAC management and franchising	30	25	5	20.1%	4	14.6%
EAME/SW Asia management and franchising	18	16	2	18.3%	1	12.8%
Corporate and other (a)	32	22	10	47.6%	10	47.6%
Eliminations (b)	(27)	(28)	1	(0.3)%	1	0.9%
Adjusted revenues (c)	$658	$700	$(42)	(6.0)%	$(53)	(7.5)%

Adjusted EBITDA
Owned and leased hotels	$103	$116	$(13)	(11.9)%	$(14)	(12.6)%
Pro rata share of unconsolidated hospitality ventures	10	26	(16)	(60.1)%	(16)	(60.4)%
Total owned and leased hotels	113	142	(29)	(20.7)%	(30)	(21.3)%
Americas management and franchising	87	76	11	14.6%	11	14.3%
ASPAC management and franchising	18	15	3	23.4%	2	16.1%
EAME/SW Asia management and franchising	10	8	2	25.9%	1	19.8%
Corporate and other (a)	(29)	(28)	(1)	(3.3)%	(1)	(3.0)%
Eliminations	3	5	(2)	(49.8)%	(2)	(49.8)%
Adjusted EBITDA	$202	$218	$(16)	(7.3)%	$(19)	(8.4)%

Adjusted EBITDA Margin %	30.7%	31.1%	(0.4)%	(0.3)%

(a)	Includes results of Miraval and exhale.

(b)
These intersegment eliminations represent management fee revenues and expenses related to our owned and leased hotels, revenues that are deferred under our loyalty program for stays at our owned and leased hotels, and promotional award redemption revenues and expenses related to our co-branded credit card.

(c)	Excludes Contra Revenue and revenues for the reimbursement of costs incurred on behalf of managed and franchised properties.

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Locations

	Three Months Ended March 31,
	2018	2017	Change		Change (in constant $)
Owned and leased hotels (# hotels) (a)

Comparable owned and leased hotels (34)
ADR	$228.98	$222.72	2.8%		0.9%
Occupancy	74.5%	74.0%	0.5%	pts
RevPAR	$170.68	$164.91	3.5%		1.6%

Managed and franchised hotels (# hotels; includes owned and leased hotels)
Americas
Full service hotels (162)
ADR	$208.60	$206.80	0.9%		0.8%
Occupancy	73.1%	71.4%	1.7%	pts
RevPAR	$152.52	$147.75	3.2%		3.1%

Select service hotels (324)
ADR	$139.09	$136.98	1.5%		1.5%
Occupancy	74.3%	72.8%	1.5%	pts
RevPAR	$103.31	$99.67	3.7%		3.6%

ASPAC
Full service hotels (77)
ADR	$214.40	$201.25	6.5%		1.5%
Occupancy	71.3%	67.8%	3.5%	pts
RevPAR	$152.83	$136.45	12.0%		6.7%

Select service hotels (5)
ADR	$92.63	$77.03	20.3%		10.3%
Occupancy	73.9%	69.2%	4.7%	pts
RevPAR	$68.48	$53.33	28.4%		17.7%

EAME/SW Asia
Full service hotels (70)
ADR	$188.51	$176.67	6.7%		1.0%
Occupancy	67.5%	63.7%	3.8%	pts
RevPAR	$127.24	$112.57	13.0%		7.0%

Select service hotels (12)
ADR	$100.16	$94.95	5.5%		(0.7)%
Occupancy	68.0%	63.6%	4.4%	pts
RevPAR	$68.11	$60.42	12.7%		6.1%

Comparable systemwide hotels (650)
ADR	$186.63	$181.69	2.7%		1.1%
Occupancy	72.4%	70.2%	2.2%	pts
RevPAR	$135.20	$127.60	6.0%		4.3%
(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable Location

	Three Months Ended March 31,
	2018	2017	Change		Change (in constant $)

Managed and franchised hotels (# hotels; includes owned and leased hotels)

Park Hyatt (37)
ADR	$350.51	$329.63	6.3%		2.7%
Occupancy	68.2%	65.6%	2.6%	pts
RevPAR	$239.17	$216.25	10.6%		6.9%

Grand Hyatt (44)
ADR	$232.70	$224.53	3.6%		0.9%
Occupancy	75.7%	73.6%	2.1%	pts
RevPAR	$176.13	$165.26	6.6%		3.8%

Hyatt Regency (174)
ADR	$181.28	$178.40	1.6%		0.2%
Occupancy	70.3%	68.3%	2.0%	pts
RevPAR	$127.45	$121.83	4.6%		3.1%

Hyatt (18)
ADR	$163.34	$157.52	3.7%		2.8%
Occupancy	74.9%	73.7%	1.2%	pts
RevPAR	$122.28	$116.13	5.3%		4.4%

Andaz (16)
ADR	$328.48	$314.33	4.5%		1.6%
Occupancy	72.5%	62.0%	10.5%	pts
RevPAR	$238.06	$194.88	22.2%		18.7%

Hyatt Centric (15)
ADR	$212.40	$214.26	(0.9)%		(0.9)%
Occupancy	82.9%	76.0%	6.9%	pts
RevPAR	$176.01	$162.80	8.1%		8.1%

The Unbound Collection by Hyatt (5)
ADR	$252.94	$248.75	1.7%		0.7%
Occupancy	72.0%	70.0%	2.0%	pts
RevPAR	$182.14	$174.18	4.6%		3.6%

Hyatt Place (270)
ADR	$131.27	$129.10	1.7%		1.3%
Occupancy	73.2%	71.5%	1.7%	pts
RevPAR	$96.06	$92.29	4.1%		3.7%

Hyatt House (71)
ADR	$156.09	$153.00	2.0%		2.0%
Occupancy	77.0%	75.4%	1.6%	pts
RevPAR	$120.25	$115.30	4.3%		4.2%

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended March 31,
	2018	2017	Change ($)	Change (%)

Base management fees	$53	$47	$6	12.2%
Incentive management fees	34	30	4	13.5%
Franchise fees	28	26	2	9.9%
Other fee revenues	17	11	6	49.0%
Management, franchise, and other fees	$132	$114	$18	15.7%

	Three Months Ended March 31,
	2018	2017	Change ($)	Change (%)
Management, franchise, and other fees	$132	$114	$18	15.7%
Contra revenue from management agreements	(3)	(3)	—	(18.7)%
Contra revenue from franchise agreements	(2)	(1)	(1)	(18.2)%
Net management, franchise, and other fees	$127	$110	$17	15.6%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: SG&A Expenses to Adjusted SG&A Expenses
Results of operations as presented on the condensed consolidated statements of income include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings. SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.
(in millions)

	Three Months Ended March 31,
	2018	2017	Change ($)	Change (%)
SG&A expenses	$95	$99	$(4)	(3.0)%
Less: rabbi trust impact	(3)	(12)	9	77.6%
Less: stock-based compensation expense	(18)	(16)	(2)	(12.7)%
Adjusted SG&A expenses	$74	$71	$3	6.0%

The table below provides a segment breakdown for Adjusted SG&A expenses.

	Three Months Ended March 31,
	2018	2017	Change ($)	Change (%)
Americas management and franchising	$10	$13	$(3)	(18.7)%
ASPAC management and franchising	11	9	2	15.0%
EAME/SW Asia management and franchising	9	9	—	10.7%
Owned and leased hotels	4	4	—	10.5%
Corporate and other	40	36	4	11.6%
Adjusted SG&A expenses	$74	$71	$3	6.0%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a reconciliation of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on the condensed consolidated statements of income include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended March 31,
	2018	2017	Change ($)	Change (%)
Revenues
Comparable owned and leased hotels	$430	$414	$16	3.9%
Non-comparable owned and leased hotels (a)	85	155	(70)	(45.0)%
Owned and leased hotels revenues	$515	$569	$(54)	(9.4)%

Expenses
Comparable owned and leased hotels	$326	$317	$9	2.9%
Non-comparable owned and leased hotels (a)	58	104	(46)	(44.8)%
Rabbi trust impact	—	3	(3)	(75.4)%
Owned and leased hotels expenses	$384	$424	$(40)	(9.3)%

Owned and leased hotels operating margin percentage (a)	25.5%	25.5%		—%

Comparable owned and leased hotels operating margin percentage	24.3%	23.5%		0.8%
(a) Includes results of Miraval.

Hyatt Hotels Corporation
Net Gains and Interest Income From Marketable Securities Held to Fund Rabbi Trusts
The table below provides a reconciliation of net gains and interest income from marketable securities held to fund rabbi trusts, all of which are completely offset within other line items on our condensed consolidated statements of income, thus having no net impact to our earnings. The gains or losses on securities held in rabbi trusts are offset within our owned and leased hotels expenses for our hotel staff and to selling, general, and administrative expenses for our corporate staff and personnel supporting our business segments. The table below shows the amounts recorded to the respective offsetting account.
(in millions)

	Three Months Ended March 31,
	2018	2017	Change ($)	Change (%)
Rabbi trust impact allocated to selling, general, and administrative expenses	$3	$12	$(9)	(77.6)%
Rabbi trust impact allocated to owned and leased hotels expense	—	3	(3)	(75.4)%
Net gains and interest income from marketable securities held to fund rabbi trusts	$3	$15	$(12)	(77.2)%

Hyatt Hotels Corporation
Capital Expenditures Summary
(in millions)

	Three Months Ended March 31,
	2018	2017
Maintenance and technology	$13	$13
Enhancements to existing properties	37	22
Investment in new properties under development or recently opened	10	15
Total capital expenditures	$60	$50

Hyatt Hotels Corporation
Properties and Rooms by Geography
Owned and leased hotels (a)

	March 31, 2018		March 31, 2017		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Full service hotels
United States	20	12,226	28	16,007	(8)	(3,781)
Other Americas	3	1,548	3	1,548	—	—
ASPAC	1	601	1	601	—	—
EAME/SW Asia	8	1,591	9	1,933	(1)	(342)
Select service hotels
United States	2	320	1	171	1	149
EAME/SW Asia	1	330	1	330	—	—
Total full service and select service hotels	35	16,616	43	20,590	(8)	(3,974)

Wellness resorts	3	399	3	386	—	13

Total owned and leased	38	17,015	46	20,976	(8)	(3,961)

(a) Figures do not include unconsolidated hospitality ventures or branded spas and fitness studios.

Hyatt Hotels Corporation
Properties and Rooms by Geography
Managed and franchised properties (includes owned and leased properties)

	March 31, 2018		March 31, 2017		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Americas
Full service hotels
United States managed	96	52,348	99	53,525	(3)	(1,177)
Other Americas managed	22	8,776	22	7,518	—	1,258
United States franchised	50	15,426	44	13,526	6	1,900
Other Americas franchised	3	408	1	44	2	364
Subtotal	171	76,958	166	74,613	5	2,345
Select service hotels
United States managed	52	7,402	54	7,653	(2)	(251)
Other Americas managed	10	1,476	9	1,335	1	141
United States franchised	293	40,440	262	36,008	31	4,432
Other Americas franchised	5	801	4	682	1	119
Subtotal	360	50,119	329	45,678	31	4,441
ASPAC
Full service hotels
ASPAC managed	80	29,244	76	27,940	4	1,304
ASPAC franchised	3	1,286	3	1,286	—	—
Subtotal	83	30,530	79	29,226	4	1,304
Select service hotels
ASPAC managed	17	2,921	5	824	12	2,097
Subtotal	17	2,921	5	824	12	2,097
EAME/SW Asia
Full service hotels
EAME managed	43	10,833	39	9,955	4	878
SW Asia managed	34	10,030	33	9,811	1	219
EAME franchised	3	542	1	79	2	463
Subtotal	80	21,405	73	19,845	7	1,560
Select service hotels
EAME managed	7	1,309	5	839	2	470
SW Asia managed	8	1,137	6	887	2	250
EAME franchised	2	451	1	349	1	102
Subtotal	17	2,897	12	2,075	5	822
Total full service and select service hotels	728	184,830	664	172,261	64	12,569

Americas
All inclusive
Other Americas franchised	6	2,401	6	2,401	—	—
Subtotal	6	2,401	6	2,401	—	—
Wellness
United States managed	3	399	3	386	—	13
Subtotal	3	399	3	386	—	13

Total managed and franchised (a)	737	187,630	673	175,048	64	12,582

Vacation ownership	16		16		—
Residential	20		19		1
(a) Figures do not include vacation ownership, residential, or branded spas and fitness studios.

Hyatt Hotels Corporation
Properties and Rooms by Brand

	March 31, 2018		March 31, 2017		Change
Brand	Properties	Rooms	Properties	Rooms	Properties	Rooms
Park Hyatt	40	7,591	39	7,580	1	11
Grand Hyatt	47	27,012	47	25,492	—	1,520
Hyatt Regency	183	80,998	177	79,463	6	1,535
Hyatt	17	3,193	19	3,519	(2)	(326)
Andaz	17	3,798	16	3,455	1	343
Hyatt Centric	19	3,821	15	3,283	4	538
The Unbound Collection by Hyatt	11	2,480	5	892	6	1,588
Hyatt Place	308	43,505	274	38,279	34	5,226
Hyatt House	86	12,432	72	10,298	14	2,134
Total full service and select service hotels	728	184,830	664	172,261	64	12,569

Hyatt Ziva	4	1,860	4	1,860	—	—
Hyatt Zilara	2	541	2	541	—	—
Miraval	3	399	3	386	—	13
Total managed and franchised properties and rooms (a)	737	187,630	673	175,048	64	12,582

Hyatt Residence Club	16		16		—

(a) Figures do not include vacation ownership, residential, or branded spas and fitness studios.

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
For the Three Months Ended March 31, 2018
(in millions)

	Rooms	Transaction / Opening Date	1Q18 Adjusted EBITDA Impact
Dispositions
Owned and Leased Hotels
Hyatt Regency Grand Cypress	779	2Q17
Hyatt Regency Louisville	393	2Q17
Royal Palms Resort and Spa, part of The Unbound Collection by Hyatt	119	4Q17
Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch	493	4Q17
Hyatt Regency Monterey Hotel & Spa on Del Monte Golf Course	550	4Q17
Andaz Maui at Wailea Resort	301	1Q18
Grand Hyatt San Francisco	668	1Q18
Hyatt Regency Coconut Point Resort and Spa	454	1Q18
Grand Hyatt Berlin (d)	342	1Q18
Total Owned and Leased Hotels Dispositions			$(20)

Unconsolidated Hospitality Venture Hotels
Hyatt Place Phoenix / Gilbert	127	1Q17
Playa Hotels & Resorts (six all inclusive hotels)	2,401	1Q17
Hyatt Place Minneapolis / Eden Prairie	126	4Q17
Hyatt Place Washington DC - West End / M Street	168	4Q17
The Bellevue Hotel	172	1Q18
Total Unconsolidated Hospitality Venture Hotels Dispositions (a) (b)			$(15)

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Segment Adjusted EBITDA			$(35)

Acquisitions or Openings
Owned and Leased Hotels
Hyatt House Irvine / John Wayne Airport	149	4Q17
Total Owned and Leased Hotels Acquisitions or Openings			NM

Unconsolidated Hospitality Venture Hotels
Hyatt Regency Andares Guadalajara	257	1Q17
Hyatt Place Macaé	141	1Q18
Total Unconsolidated Hospitality Venture Hotels Acquisitions or Openings (a) (c)			$1

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Hotels Segment Adjusted EBITDA			$1

Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA			$(34)

(a) Reflects Hyatt's pro rata share of unconsolidated hospitality ventures Adjusted EBITDA.
(b) Includes the sale of the hotel by the venture, the Company's sale of our equity interest in the venture, or the Company's equity interest no longer qualifying for the equity method of accounting.
(c) Includes the opening of a hotel by the venture or the Company's acquisition of an equity interest in the venture.
(d) Relates to a hotel conversion from leased to managed.